EXHIBIT 99.1

May 17, 2002

Securities and Exchange Commission
450	Fifth Street, N.W.
Washington,	D.C. 20549-0408

Ladies	and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Echelon Corporation has received a representation letter from Arthur Andersen LLP (“Andersen”) stating that Andersen’s audit of the consolidated financial statements of Echelon Corporation and subsidiaries as of December 31, 2001, was subject to Andersen’s quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ Oliver R. Stanfield
Oliver R. Stanfield Executive Vice President and Chief Financial Officer of Echelon Corporation